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                           July 22, 2020

       Joseph Cammarata
       Chief Executive Officer
       Investview, Inc.
       234 Industrial Way West, Ste. A202
       Eatontown, New Jersey 07724

                                                        Re: Investview, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed July 16, 2020
                                                            File No. 333-239880

       Dear Mr. Cammarata:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Scott
Anderegg, Staff Attorney at 202-551-3342 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Trade & Services